Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S COMMON STOCK

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The common stock of Community Health Systems, Inc. (the “Company”) is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the actual terms and provisions contained in our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated By-laws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”), for additional information.

Authorized Capital

We are authorized to issue up to 400,000,000 shares of capital stock, of which 300,000,000 may be shares of common stock, par value $0.01 per share, and 100,000,000 may be shares of preferred stock, par value $0.01 per share. All of the outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

Holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors.

Dividends

Subject to the preferences or other rights of any our preferred stock that may be issued from time to time, holders of our common stock are entitled to participate ratably in dividends on our common stock as declared by our board of directors.

Absence of Other Rights

Holders of our common stock do not have any preemptive right to subscribe for or purchase any of our securities of any class or kind. Holders of our common stock do not have any subscription, redemption or conversion privileges.

Liquidation Rights

Holders of our common stock are entitled to share ratably in all assets available for distribution to our stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of our preferred stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CYH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Provisions of the DGCL

General

Certain provisions of our Certificate of Incorporation and Bylaws may delay or make more difficult acquisitions or changes of control of us that are not approved by our board of directors. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although these kinds of proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Number of Directors; Removal; Vacancies

Our Certificate of Incorporation provides that the number of our directors will be determined from time to time exclusively by a vote of a majority of the members of our board of directors then in office. Our Certificate of Incorporation also provides that, subject to the rights of the holders of any series of preferred stock then outstanding, our board of directors has the exclusive right to fill vacancies, including vacancies created by an increase in the number of directors. This provision could have the effect of discouraging a potential acquiror from attempting to obtain control of us. Our Certificate of Incorporation further provides that, subject to the rights of the holders of any series of preferred stock then outstanding, any director elected prior to our 2010 annual meeting of stockholders or any director appointed to fill a vacancy of any director elected prior to the 2010 annual meeting of stockholders may be removed from office at any time, but only for cause, and any other director may be removed from office at any time, with or without cause, in each case at a meeting called for that purpose and only by the affirmative vote of the holders of a majority of the voting power of all of the shares of our capital stock then entitled to vote in the election of directors. This provision, in conjunction with the provision authorizing our board of directors to fill vacant directorships, could prevent our stockholders from removing certain incumbent directors without cause and filling the resulting vacancies with their own nominees.

Election of Directors

Our Bylaws provide that a nominee for director shall be elected to our board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of our stockholders for which (i) our Secretary receives a notice that a stockholder has nominated a person for election to our board of directors in compliance with the advance notice requirements for stockholder nominees set forth in our Bylaws and/or the proxy access requirements for stockholder nominees set forth in Section 15 of Article II of our Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails, provides or makes available its notice of meeting for such meeting to our stockholders. Our Certificate of Incorporation provides that, at each annual meeting of stockholders, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders, for any purpose or purposes, may only be called by our board of directors, the chairman of our board of directors or our chief executive officer.

Advance Notice for Raising Business or Making Nominations at Meetings

Our Bylaws provide that no business may be transacted at any meeting of stockholders other than business that is properly brought before the meeting in accordance with our Bylaws. To be properly brought before a meeting of stockholders, any such business must be a proper matter for stockholder action, and must be (i) specified in the Company’s notice of meeting (or any supplement thereto), (ii) otherwise brought before the annual meeting by, or at the direction of, our board of directors (or any duly authorized committee thereof), or (iii) otherwise properly brought before the annual meeting by a stockholder who has given to the Company’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Our Bylaws further provide that only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by (i) a stockholder who has given timely written notice, in proper form, to the Company’s Secretary prior to an annual meeting of stockholders or a special meeting called for the purpose of electing directors, or (ii) in accordance with the proxy access provisions set forth in the Bylaws are eligible for election as directors of the Company. These provisions could make it more difficult for our stockholders to raise matters affecting control of the Company, including tender offers, business combinations or the election or removal of directors, for a stockholder vote.

Amendments to the Company’s By-laws

Our Certificate of Incorporation and Bylaws provide that our board of directors and our stockholders (by affirmative vote of the holders of at least a majority of the voting power of all of issued and outstanding shares of our capital stock entitled to vote thereon) may adopt, amend, alter, rescind or repeal the bylaws of the Company.

Amendment of the Company’s Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of our Certificate of Incorporation requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority of the voting power of all of issued and outstanding shares of our capital stock entitled to vote thereon.

Company Preferred Stock and Additional Company Common Stock

Under our Certificate of Incorporation, our board of directors has the authority to provide by board resolution for the issuance of preferred shares in one or more series and to fix the terms and conditions of each such series. The authorized shares of preferred stock, as well as authorized but unissued shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which any class or series of our stock may then be listed.

These provisions give the our board of directors the power to issue preferred stock, or additional shares of common stock, that could, depending on the terms of the stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, issuing new shares might impede a business combination if the terms of those shares include voting rights which enable a holder to block business combinations; alternatively, issuing new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Delaware Business Combination Statute

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. However our Certificate of Incorporation currently contains a provision pursuant to which the Company elects not to be governed by Section 203 of the DGCL.

Limitations on Directors’ Liability and Indemnification

Pursuant to authority conferred by Section 102 of the DGCL, Article SIXTH of the Company’s Certificate of Incorporation eliminates the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted under the law of the State of Delaware, including the DGCL. Article SIXTH further provides that any future amendment to or repeal of its terms will not adversely affect any right or protection of any director of the Company with respect to acts or omissions of such director occurring prior to such repeal or amendment. Article SIXTH also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

In accordance with Section 145 of the DGCL, Article SEVENTH of the Company’s Certificate of Incorporation and certain provisions of the Company’s Bylaws grant the Company’s directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as directors or officers of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Section 5 of Article VI of the Company’s Bylaws further provides for advancement of expenses to such indemnified persons.

The Company’s Bylaws authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s Bylaws. The Company has obtained insurance policies insuring its directors and officers against certain liabilities.

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with its directors and executive officers. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification for claims arising out of or in connection with the service of Indemnitee as a director or officer of the Company or of an affiliate. In the case of an action or proceeding other than an action by or in the right of the Company, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any other entity which Indemnitee is or was or will be serving at the request of the Company, or (ii) anything done or not done by Indemnitee in any such capacity. In the case of an action by or in the right of the Company, the Indemnification Agreements provide that Indemnitee is entitled to indemnification for claims relating to (i) the fact that Indemnitee is or was an officer or director of the Company or any affiliate or (ii) anything done or not done in such capacity. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Company’s Certificate of Incorporation or the Company’s Bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

We believe that our Certificate of Incorporation and Bylaws and insurance are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

Forum Selection

Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, a state or federal court located within the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.

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